UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Newmont Mining Corporation

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April 7, 2017

Supplemental Information Regarding Newmont’s

‘Advisory Vote to Ratify Named Executive Officers’ Compensation’

Dear Shareholders,

Last month we filed our annual Proxy Statement which outlines our overall governance structure, including our executive pay programs, and shareholder proposals. We are writing to request your support on Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”). Since the implementation of Say on Pay, we appreciate the support received by our shareholders, averaging 94% in favor of executive pay over the past 5 years. We have also received support over the last 5 years for Say on Pay from proxy advisory firms Glass, Lewis & Co., LLC (“Glass, Lewis”) and Institutional Shareholder Services, Inc. (“ISS”). For 2017, Glass, Lewis has recommended that Newmont shareholders vote “For” our Say on Pay proposal.

The purpose of this supplemental shareholder communication is to further clarify our pay programs in light of the recent recommendation by ISS, which for 2017 has recommended shareholders vote against the Say on Pay proposal. We understand the recommendation may create questions given our strong performance in 2016 (4th best performing stock in the S&P 500), no changes made this year to program design that would be considered unfriendly to our shareholders, and ISS’ prior support of Newmont’s Say on Pay.

For these reasons, we would like to reiterate key points related to our executive pay, which include:

•	Newmont has a robust process to develop and assess executive pay to ensure strong alignment, financial efficiency, and governance;

•	We have a balanced program that supports our business objectives and alignment with shareholder interests;

•	Results of our program clearly indicate pay and performance alignment, as shown in our proxy disclosure as well as the reports of proxy advisory firms, including ISS;

•	CEO pay is well within the norms of market rates based on our peer group and as displayed by ISS’ “multiple of peer group median” quantitative assessment; and

•	Under Mr. Goldberg’s leadership, Newmont has had consistent strong operating performance and top quartile Total Shareholder Return (“TSR”) within the gold industry.

Please reference the following information along with our “Proxy Summary” and the “Compensation Discussion and Analysis” of our 2017 Proxy Statement which support the points above.

Newmont’s Executive Compensation Reflects Business Results and Shareholder Experience

Our programs are based on elements that support our strategy and overall company performance. The chart below summarizes CEO Realized Pay1 for the period 2014 – 2016. Pay resulting from annual incentives was generally above plan based on strong operating and financial performance on measures which include earnings, cost, safety, sustainability, project development, and future potential production pipeline. However, 3-year average pay was moderated due to below target results for the Performance-leveraged Stock Unit (“PSU”) program in 2014 and 2015.

•	88% of CEO pay is tied to performance measures – aligned with shareholder returns in years of decreasing or increasing market performance

•	Top quartile industry stock price performance was supported by above-target performance on strategic and operating objectives from 2014 to 2016

•	Total 3-year realized pay was 9% above target; stock price increased 50% over the same period

Alignment of 3-Year Pay and Stock Price Performance

1. “Realized Pay” includes actual salary paid, actual bonus earned (STI), restricted stock units vested in 2016 and performance stock units earned for the period ending 2016 (LTI). Stock compensation was valued as of December 30, 2016 ($34.07).

We Regularly Conduct Long-term Assessments of Pay Elements to Ensure Alignment

Given the significant volatility in commodity markets, and specifically gold price, we review the individual performance elements of our compensation programs to understand if they are reflecting business results and shareholder experience over the long-term. As illustrated in the table below, average CEO pay during the three years from 2014-2016 was 109% of target pay. While operating results were consistently strong over the period, market volatility impacted stock price performance. Our operating performance supports the recent stock price and relative TSR results and we believe that the three year average pay aligns with long-term performance experienced by our stockholders.

3-Year Average Total Pay and Pay by Program (Value as a Percent of Target)

Performance Trend Overview	Annual		Long-Term
Plan Year	Personal Objectives Strategic & Leadership Results	Corporate Performance Operating and Financial Results	Restricted Stock Units Market Performance	Performance Stock Units Relative TSR Performance, Market Performance
2014	125%	160%	39%	17%
2015	150%	143%	53%	32%
2016	150%	138%	115%	243%

3 Year Wtd. Average	139%	145%	73%	112%
3 Year Total All Programs	109%

Our Equity Incentive Program is Highly Responsive to Share Price and Industry Performance

Our program is highly aligned with shareholder experience as illustrated above, and has historically been supported by ISS. The program is designed for an appropriate balance between incentive, shareholder alignment, retention and mitigation of excessive risk given the volatility of gold prices and stock price in various economic and commodity price cycles.

A key element in the design of our PSU program is an absolute TSR performance modifier – the change in Newmont’s stock is factored into the program because we understand that investors benefit if our share price increases. In addition to our relative TSR performance modifier, Newmont’s stock price change compared to peers is also used in the calculation as our aim is to provide investor returns that outperform the gold industry. We believe this structure adds additional rigor and differentiates our plan from others. Both absolute and relative TSR are factored in to determine overall performance - we have finished above median relative to the gold industry peer group the last three years, and yet paid below target where absolute TSR was negative, as displayed in the following table:

Newmont Absolute and Relative TSR Performance and PSU Program Payout

Plan Year	Payout as a Percent of Target Related to Absolute TSR Performance	Relative TSR Percentile Performance	Pay Result: Percent of Target Shares Granted
2012 - 2014	31%	64th	58% (below target)
2013 - 2015	37%	91st	87% (below target)
2014 - 2016	133%	82nd	183% (above target)

Our plan design caps the maximum share payout at 150% of target for absolute TSR. In order for our participants to earn a 200% payout, we also have to perform in the upper quartile of our peer group.

We respectfully disagree with the perspectives of ISS in their report. They expressed concern regarding the performance rigor of the equity incentives noting that the plan could provide for vesting at target where stock price remains flat over the performance cycle. We note that two-thirds of our equity program is based on the rigorous plan shown above, with one-third based on restricted stock units that fluctuate with share price performance. We believe our design features are actually more rigorous than many commodity-based companies that provide for target payouts with negative TSR. Also, our program is designed to support the objectives noted above, particularly given the volatility and cycles of the gold industry. Additionally, a key fact is that we have not had a flat stock price and corresponding target payout for any of our PSU performance cycles; the experience of performance and pay historically shows strong alignment in times of decreasing and increasing stock prices.

CEO Pay is In-line with Market Rates

Upon being named to the CEO role in 2013, the Board made the conscious decision to set target compensation or “pay opportunity” for Mr. Goldberg lower than the prior CEO (as displayed in the table below) as well as below the 50th percentile. For 2016, our CEO received an increase in target compensation supported by long-term, sustained performance and critical contributions to the strategic repositioning of the Company. The increase in pay opportunity for 2016 was provided based on the following:

•	Sustained performance on financial, operating and gold-industry relative stock price performance;

•	Market rates indicating Newmont’s CEO pay continued to be well below the 50th percentile for base salary with target total compensation near the 50th percentile;

•	Understanding that actual pay would be subject to actual performance and the larger portion of the increase is tied to incentive pay.

Target CEO Compensation

Calendar Year	Salary	Target Bonus	Target LTI	Target Total Compensation	% change from previous year
2017	1,300,000	1,950,000	7,150,000	10,400,000	0%
2016	1,300,000	1,950,000	7,150,000	10,400,000	24%
2015	1,150,000	1,725,000	5,497,000	8,375,000	4%
2014	1,075,000	1,612,500	5,375,000	8,062,500	0%
2013	1,075,000	1,612,500	5,375,000	8,062,500	-7%
*2012	1,150,000	1,725,000	5,750,000	8,625,000	0%
*2011	1,150,000	1,725,000	5,750,000	8,625,000

*	Former CEO

In their report, ISS commented that “the CEO’s fixed pay and incentive opportunities increased following significant stock price decline”. However, based on operating, financial and top-quartile relative share price performance, as well as noting that the previous decline in stock price was related to significant drop in gold price, the Board deemed the increase in pay opportunity appropriate and aligned with their aim of recognizing and retaining a strong performing CEO. In further support of this decision, Newmont has outperformed the peer group and S&P 500 on a 1 and 3 year basis, under Mr. Goldberg’s leadership.

Performance on Annual Business Objectives Supports Annual Incentive Results

Since the implementation of Newmont’s revised strategy, the Company has achieved above-target operating results on many of the key objectives within our annual incentive plan. We believe these objectives support sustainable performance, aligned with shareholders and the communities within which we operate. We have performed well on operational measures resulting in above-target awards, even during periods of a declining stock price. It is worth noting that the declines in stock price were largely related to a declining gold price, and in these periods, Newmont’s relative stock price consistently performed above our peer group.

We have a rigorous process to develop incentive plan targets (illustrated below), and we regularly assess and adjust based on our business plan and historical performance.

Incentive Target Development Process

Year-over-year targets for 2016 required higher performance on four of the six metrics - Safety, Cash Sustaining Cost, Reserves and Resources. Of the remaining two, the CPB EBITDA1 year-over-year target was lower mainly due to the divestiture of the Batu Hijau mine, resulting in lower revenues but significant balance sheet improvement, and Sustainability which is a new metric without a prior year comparison.

Importantly, the level of performance required for maximum achievement on CPB EBITDA and Cash Sustaining Cost increased by 45% and 10%, respectively, reinforcing rigor in the planning process.

In recent years where Newmont has achieved above-target performance overall on our objectives, we disclose the value delivered to shareholders related to the above-target achievement and awards. As noted in the 2017 Proxy on page 34, Newmont delivered over $508 million in aggregate benefits to shareholders related to the above-target achievement.

Where performance has not supported payouts, annual incentive payments are below target. As disclosed in the 2012 and 2013 Proxy, short-term incentives (Company/Personal) for the CEO were 75%/0% and 72%/75% of target, respectively.

One-time Awards are Infrequent and Properly Structured

As disclosed, Newmont provided one-time awards to two executives to provide recognition for the performance on the sale and acquisition of assets, including their efforts leading to the strategic sale of the Company’s Indonesia assets, which ultimately generated $920 million in gross cash proceeds. With respect to one-time awards:

•	They are not regular or recurring - we do not have a history of granting these types of awards;

•	They are structured to align with shareholder interests - the structure is different than standard awards, as they vest in full after 5 years to encourage retention and are forfeited in full if they voluntarily resign prior to completing the 5 years;

•	Recognize significant achievements that provide value to shareholders and are well beyond what may be contemplated through regular operating and market-based plans.

We invest significant time to ensure our programs are designed to effectively link achievement of business results with executive pay, and to ensure both are aligned with shareholder interests and experience. We believe in providing transparent, comprehensive disclosure and we actively engage shareholders on an annual basis for input to ensure our programs reflect their interests. We believe our historical results on Say on Pay reflect this, and so we encourage you to vote “For” Proposal No. 3: Advisory Vote to Approve Named Executive Officer Compensation.

[1]	See Annex A of the Company’s 2017 Proxy Statement for a calculation of this non-GAAP compensation measure.